Exhibit 11.1

Zapp Electric Vehicles Group Limited

INSIDER TRADING POLICY

I. Introduction

This Insider Trading Policy (“Policy”) specifies and describes your responsibilities as a director, officer, employee, consultant or contractor of Zapp Electric Vehicles Group Limited (“Zapp” or the “Company”) or any of its subsidiaries (collectively, the “Group”) in respect of trading in Zapp shares or other securities. All Group directors, officers, employees, consultants and contractors are subject to at least the following insider trading regulations:

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as a US-listed company, restrictions imposed by US law and regulatory rules administered by the US Securities and Exchange Commission (the “SEC”)
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as a NASDAQ-listed company, exchange-imposed restrictions relating to insider trading

Other legal and regulatory restrictions on insider trading may also apply depending on where such persons are located. You should consult Zapp’s Chief Legal Officer and Corporate Secretary (“CLO”) (email: ta@zappev.com) if you are in any doubt about whether you may undertake a course of action under this Policy.

Section VI (Restricted Persons) of this Policy describes special policies and procedures, including restrictions on trading, applicable to Company directors, members of executive management and certain other individuals designated by the Company from time to time.

Throughout this Policy any reference to the CLO includes his designee, as applicable.

In summary:

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you may not purchase, sell or otherwise transact in Zapp shares or other securities if you possess material non-public information (“Inside Information”) or are notified by the CLO that you may not do so. These restrictions may also extend to family members and others (see Who is a Related Person in paragraph IV.B);
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if you are a Restricted Person, you may not purchase, sell or otherwise transact in Zapp securities during the period commencing one week prior to the end of each fiscal quarter and ending upon the completion of two full trading days after the public release of earnings information for each fiscal quarter, or if you are notified by the CLO that you may not do so. You will be advised by the CLO if you are a Restricted Person;
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if you are a Restricted Person and you wish to purchase, sell or otherwise transact in Zapp securities (including entering into, amending or modifying a share trading plan) during a Trading Window (as defined in paragraph VI.B below), you must first seek and receive pre-clearance from the CLO in writing (e.g., via email); and
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because maintaining the confidentiality of information relating to Zapp is essential for competitive, security and other business reasons, you should not disclose potential Inside Information to others, even within the Group, who do not have a legitimate business need to know such information.

II. Background

Under US, UK, EU and other securities law regimes, illegal insider trading refers to buying or selling of shares or other securities issued by a company, in breach of a fiduciary duty or other relationship of trust and confidence, while in possession of material non-public or “inside” information relating to that company (“Inside Information”). Insider trading violations also include the “tipping” of Inside Information, trading by the person so “tipped,” and trading by those who misappropriate Inside Information. Because insider trading undermines investor confidence in the fairness and integrity of securities markets, regulatory bodies actively investigate, and government authorities may seek civil and criminal penalties for, violations of applicable insider trading regulations.

Under this Policy and applicable law, neither you nor any Related Person (as defined in paragraph IV.B) may purchase, sell or otherwise transact in Zapp securities if you possess Inside Information relating to Zapp, its business, or its securities. Additionally, neither you nor any Related Person may pass on Inside Information to any other person who may transact in Zapp securities (“tipping”).

This Policy also prohibits trading based on Inside Information of the securities of any other public company by you or any Related Person, when such Inside Information has been obtained in the course of your employment or other association with the Group.

This Policy applies to all transactions in Zapp’s shares, warrants and other debt and equity securities, whether direct, derivative or otherwise. This Policy also applies to any entry into, or amendment or modification of, a plan adopted pursuant to Rule 10b5-1 under the U.S. Securities Exchange Act of 1934 (“Exchange Act”),1 or any other similar trading plan relating to Zapp securities. To avoid the appearance of impropriety, additional restrictions on trading in Zapp securities apply to directors, members of executive management and other Restricted Persons. (See Section VI below.)

III. Potential Liability

In the US, the penalties for insider trading by an individual include civil penalties of up to three times the profit gained or the loss avoided from illegal trades and criminal penalties in the form of fines up to $5,000,000 for each “willful” violation of U.S. securities laws and the regulations promulgated thereunder and/or imprisonment for up to 20 years. Even for trading violations that result in little to no profit or loss avoidance for the insider, the SEC may seek a minimum penalty of $1,000,000 from “control persons,” including the company and/or its management and supervisory personnel. Similar civil and criminal penalties apply under the UK and EU Market Abuse Regulations and in other jurisdictions.

Persons found to be in violation of insider trading regulations also may be permanently barred in the US and other jurisdictions from serving as an officer or a director of a public company. In addition, such persons (including the Company itself) may and typically will face a greater likelihood of shareholder lawsuits for securities fraud following actual or alleged insider trading activity.

Violations of the provisions of this Policy will be grounds for dismissal from employment or termination of any other association with the Group. Exceptions to this Policy, if permitted, may only be granted by the CLO in advance of any action or activity not in conformity with the requirements of this Policy.

IV. Definitions

A. What is Inside Information?

Inside information is referred to in the US as “material non-public information,” defined as information not generally disseminated to the public that a reasonable investor would likely consider important in making an investment decision (i.e., deciding to buy, sell, or hold shares or other securities). Material information may be either positive or negative and can relate to virtually any aspect of a company’s business or to its securities. Information is considered “public” if it is known to the general public, and under US law information is considered to be public two full trading days after a general release of the information in a press release to the media and/or in a document submitted to the SEC.

“Inside Information” is similarly defined in the U.K. and E.U. as information which relates to particular securities or to a particular issuer (not to securities or issuers generally), is of a precise nature, has not been made public, and which, if it were made public, would be likely to have a significant effect on the price of the issuer’s securities.

As used in this Policy, the term Inside Information encompasses both of the foregoing definitions.

Matters generally considered to be Inside Information prior to effective public dissemination include information relating to: business and financial projections; earnings; results of operations; key transactions or financings; the receipt or loss of significant business; new products; significant increases or decreases in dividends; and liquidity. This list is not exhaustive; analysis of whether an individual is in possession of Inside Information is fact-specific and is considered on an individual basis.

In the case of a U.S.-listed “Foreign Private Issuer,” such as Zapp, the following are recognized methods of public dissemination: (i) a document filed with, or submitted to, the SEC when available on the SEC’s website (www.sec.gov); (ii) a press release disseminated through a recognized newswire service; and (iii) a conference call (or webcast of such call) that is accessible by the public at large and has been the subject of advance notice to the public (such as via a press release or SEC filing).

By contrast, information likely would not be considered widely disseminated if it is: (i) only provided to Group employees; (ii) only made available to a select group of persons; or (iii) only communicated via the Company’s website or through social media (e.g., Twitter, LinkedIn etc.).

You should be very cautious about trading in Zapp securities or the shares of any other company that you learn about in connection with your employment or other association with the Group. If you have any doubt as to whether information you possess is Inside Information, you should refrain from trading and/or disclosing the information to others until you obtain clarification from the CLO.

B. Who is a Related Person?

A “Related Person” includes: (i) your spouse or partner, (ii) your minor children, (iii) anyone else living in your household or whose securities transactions are influenced by you, and (iv) persons and corporations, partnerships, trusts or other entities owned or controlled by you or any of your Related Persons.

You should be mindful of similar relationships you have, such as with friends and other family members, that could give rise to “tipping” liability for you (and potential “tippee” liability for them).

V. Guidelines

A. What is Prohibited?

No person subject to this Policy who possesses Inside Information relating to Zapp may, directly or indirectly, including through a Related Person, purchase or sell (or engage in any other transaction which has the effect of purchasing or selling) Zapp securities, gift Zapp securities, or engage in any other action to take advantage of Inside Information. Nor may any person subject to this Policy furnish such information to anyone, including a Related Person or other family member or friend, other than authorized Group employees and agents who have a legitimate business need to know the information. If you or a Related Person disclose Inside Information (“tip”) to any other person who then buys or sells Zapp securities, whether or not you personally trade in such security, both you, the “tipper,” and the trading “tippee” may be subject to the criminal and civil penalties described above and your employment or other association with Zapp may be terminated.

In addition, you may not trade in, nor make trading recommendations to others regarding, the securities of any other company with which Zapp does business or is negotiating or engaged in an acquisition or other transaction with, if you are aware of Inside Information pertaining that company obtained as a result of your employment or other relationship with Zapp. Doing so may expose you to the civil and criminal liabilities described above.

B. When is it Acceptable to Trade?

If you are not a Restricted Person and you are not in possession of Inside Information, you may trade Zapp securities at any time. However, to avoid the risk of inadvertent insider trading or the perception of insider trading, you should exercise extreme caution in assessing whether information you possess pertaining to Zapp is Inside Information and whether you may lawfully trade based on such information.

If you are in doubt as to whether information you possess is Inside Information, contact the CLO for guidance and do not trade in any securities until you have received confirmation that you may proceed.

C. Are there Exceptions to this Policy?

The following actions are not generally prohibited under this Policy:

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awards to you under any of the Group’s equity-based compensation plans;
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purchases of Zapp’s shares pursuant to Group benefit plans that may be in effect from time to time; and
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any purchase or sale of Zapp securities made pursuant to a plan that complies with Rule 10b5-1 of the Exchange Act, or any other similar trading plan, entered into in accordance with this Policy and with the approval of the CLO or another authorized representative of Zapp. (See footnote 1 above.)

If you are in doubt as to whether these exceptions apply to you, contact the CLO for guidance and do not trade in Zapp securities until you have received confirmation that you may proceed.

D. Additional Information

If you have any question regarding this Policy or its application to any proposed transaction, you should contact Zapp’s CLO and refrain from trading in Zapp securities until you have received confirmation that you may proceed.

The ultimate responsibility for adhering to this Policy and avoiding unlawful transactions rests with the individual. Ignorance of, or inadvertent failure to comply with, this Policy will not excuse non-compliance.

VI. Restricted Persons

This Section VI of this Policy defines and applies to “Restricted Persons”, meaning: (i) members of Zapp’s Board of Directors and (ii) Group senior management who have regular access to Inside Information and their Related Persons; (iii) additional Group managers or employees or other persons including consultants and contractors, as identified from time to time by the CLO; and (iv) corporations, partnerships, trusts or other entities owned or controlled by either a Restricted Person or his/her Related Persons (each, a “Restricted Person”).

A. Blackout Periods

Restricted Persons may not purchase, sell or otherwise transact in Zapp shares, warrants or other securities during the period commencing one week prior to the end of each fiscal quarter (i.e., one week prior to each of December 31, March 31, June 30, and September 30) and ending upon the completion of two full trading days after the public release of earnings information for each fiscal quarter. These periods are known as “blackout periods” for the purposes of this Policy. Zapp does not intend to permit any trading by Restricted Persons during blackout periods.

Restricted Person also may not trade in Zapp securities during other “special blackout periods” in which other types of Inside Information relating to Zapp is pending and not publicly disclosed (such as the negotiation of mergers, acquisitions or dispositions or developments relating to a new product or opportunity), in the discretion of the CLO, except pursuant to a pre-existing share trading plan pursuant to Rule 10b5-1. If the CLO imposes a special blackout period, he will notify Restricted Persons by email.

B. Trading Window and Pre-Clearance

Subject to the requirement to seek pre-clearance from the CLO (see below), Restricted Persons are generally permitted to trade in Zapp securities when no blackout period is in effect. This means that Restricted Persons may trade subject to this Policy (and any pre-clearance procedures) during the period beginning after two full trading days following the public release of Zapp’s financial results for the prior fiscal quarter and ending seven days prior to the end of each fiscal quarter (the “Trading Window”). Even during a Trading Window, however, a Restricted Person who is in possession of Inside Information may not trade in Zapp securities until the relevant information has been publicly disseminated or is no longer material.

If you are a Restricted Person and you wish to purchase, sell or otherwise transact in Zapp shares or securities (including entering into, amending or modifying a share trading plan adopted pursuant to Rule 10b5-1 or any other similar trading plan) during a Trading Window, you must first seek pre-clearance from the CLO via email at least two (2) trading days before the intended transaction(s).

A Restricted Person requesting pre-clearance must provide the details of the proposed transaction(s), including the proposed date, number of shares or other securities and the broker dealer that will effect the trade, and certify that s/he is not in possession of Insider Information pertaining to Zapp. The CLO will inform the requesting individual of a decision with respect to the request as soon as possible, but is under no obligation to approve a transaction submitted for pre-clearance and may determine not to permit the transaction. If the CLO has not responded to a request for pre-clearance, do not trade in the Company’s securities.

Should the CLO grant pre-clearance, such clearance will expire at the close of business two (2) trading days after it has been provided. If so, a new request in writing must be made to the CLO.

Should the CLO wish to trade in Zapp securities, including by entering into a Rule 10b5-1 share trading plan, he shall seek and receive pre-clearance in writing from the Chief Executive Officer.

Any Restricted Person who wishes to implement a Rule 10b5-1 share trading plan or other similar plan in relation to Zapp securities must first pre-clear the plan with the CLO. Such person may not enter into a trading plan when in possession of Inside Information or during a blackout period. In addition, the first planned trade may not take place after the expiry of the applicable “cooling off” period. Confer with the CLO for further information.

C. Prohibited and Special Transactions

In addition to the other restrictions and prohibitions contained in this Policy, Restricted Persons may not do the following:

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Short-Term Trading: Sell any Zapp securities of the same class during the six months following the purchase of any Zapp securities of that class (or vice versa). Shares purchased through Zapp’s equity plans and transactions with Zapp are not subject to this restriction.
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Short Sales: Engage in short sales (selling securities that you do not own, with the intention of buying the securities at a lower price in the future) of Zapp securities.
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Pledging: Pledge, hypothecate, or otherwise encumber shares of Zapp securities as collateral for indebtedness. This includes but is not limited to holding such shares in a margin account or any other account that could cause Zapp securities to be subject to a margin call or otherwise be available as collateral for a margin loan.
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Hedging: Purchase a financial instrument or entering into any transaction that is designed to hedge, establish downside price protection or otherwise offset declines in the market value of Zapp securities, including puts, calls, prepaid variable forward contracts, equity swaps, collars, exchange funds (excluding broad-based index funds) and other financial instruments that are designed to or have the effect of hedging or offsetting any decrease in the market value of Zapp securities.]
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Standing and Limit Orders: Place standing or limit orders on Zapp securities outside of a properly established Rule 10b5-1 Plan.

VII. Unauthorized Disclosure

Maintaining the confidentiality of information relating to Zapp is essential for competitive, security and other business reasons, as well as to comply with applicable US and other laws. All information you learn about Zapp or its business plans in connection with your employment or other association with the Group is potentially Inside Information until it has been publicly disclosed. Accordingly, you may not disclose such information to others, including family members, other relatives, and business or social acquaintances. Even within the Group, you should not share such information with personnel who have no legitimate business need to know such information.

1 Under Rule 10b5-1, Company insiders are permitted to establish a written plan specifying when they will buy or sell shares at predetermined times, in predetermined amounts, at specified prices, on a scheduled basis. In general, a Rule 10b5-1 plan must be entered into at a time when the person entering into the plan does not possess Inside Information (as defined herein) and not during a Blackout Period (as defined herein). Once the plan is adopted, the person must not exercise any influence over the amount of shares to be traded, the price at which they are to be traded, or the dates of the trades. The plan must either specify the amount, pricing, and timing of transactions in advance or irrevocably delegate discretion on these matters to a third party broker. The Rule 10b5-1 plan must include a cooling-off period that varies from 30 to 120 days, which period must pass before the first scheduled trade may take place. Under this Policy, Rule 10b5-1 Plans must be approved by the CLO in advance and requests for approval must be submitted at least two weeks in advance of entry into the Rule 10b5-1 plan. Please contact the CLO for additional information.